Exhibit 10.17

FIRST AMENDMENT TO

AMENDED AND RESTATED ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the Amended and Restated Executive Supplemental Retirement Plan for Enfield Federal Savings and Loan Association, as amended and restated effective April 1, 2006 (the “Plan”), is made and entered into effective as of November 12, 2008 by Enfield Federal Savings and Loan Association (the “Association”).

RECITALS:

WHEREAS, Enfield Federal Savings and Loan Association desires to amend the Plan to ensure that the Plan complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Section 8.17 of the Plan, the Board of Directors of the Association (the “Board”) may amend the Plan to comply with Section 409A of the Code;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Board hereby amends the Plan as follows:

Section 1. References to Enfield Federal Savings and Loan Association. All references to Enfield Federal Savings and Loan Association in the Plan shall include any successor thereto.

Section 2. New Section 4.3(c) of the Plan. Section 4.3 of the Plan is hereby amended to add a new Section 4.3(c) to read in its entirety as follows:

“(c) For purposes of this Plan, any termination of a Participant’s employment shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Association and Participant reasonably anticipate that the level of bona fide services Participant would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.”

Section 3. Amendment to Section 6.5 of the Plan. Section 6.5 of the Plan is hereby amended and restated to renumber Section 6.5 as Section 6.5(a) and to add a new Section 6.5(b) to read in its entirety as follows:

“Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 6.5. The Board of Directors of the Association may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)	the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Association that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) the Participants and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Association irrevocably takes all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)	the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Association and (1) all arrangements sponsored by the Association that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Association takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Association takes all necessary action to irrevocably terminate the arrangements, and (4) the Association does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Association takes all necessary action to irrevocably terminate the Plan; or

(iii)	the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.”

Section 4. New Section 8.18 of the Plan. Section 8.18 of the Plan is hereby amended to add a new Section 8.18 to read in its entirety as follows:

“8.18 Source of Payments. All payments provided in this Plan shall be timely paid in cash or check from the general funds of the Association. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Participant and, if such amounts and benefits due from the Association are not timely paid or provided by the Association, such amounts and benefits shall be paid or provided by the Company.”

Section 5. No Further Modification. Except as expressly amended hereby, the Plan remains unmodified and in full force and effect.

Section 6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Plan, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 7. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

Section 8. Compliance with Section 409A. This Plan shall be interpreted and administered consistent with Section 409A of the Code.

IN WITNESS WHEREOF, the Company and Association has duly executed this Amendment as of the day and year first written above.

NEW ENGLAND BANCSHARES, INC.

By:	/s/ Peter T. Dow
Peter T. Dow
Chairman of the Board of Directors

ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Peter T. Dow
Peter T. Dow
Chairman of the Board of Directors

The Participant hereby acknowledges that this Amendment will amend and modify the Participation Agreement and shall be treated, to the extent applicable, as an amendment to the Participation Agreement.

PARTICIPANT

/s/ David O’Connor
David O’Connor

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